Exhibit 99.1

First Foundation Announces New Loan Agreement

February 8, 2017--IRVINE, Calif.--(BUSINESS WIRE)--First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank (“FFB”), today announced that it entered into a loan agreement with NexBank SSB that provides for a revolving line of credit for up to  $25,000,000. The loan agreement matures in five years, with an option to extend the maturity date subject to certain conditions, and bears interest at 90 day LIBOR plus 350 basis points (3.50%).   The Company’s obligations under the loan agreement are secured by, among other things, a pledge of all of its equity in FFB.

“Entering into this loan agreement provides us flexibility in meeting the capital needs for our growth at FFB,” stated CEO Scott F. Kavanaugh. “The revolving line of credit structure will allow us to borrow what we need and to pay down our borrowings at any time without impacting the capacity existing under this loan agreement.”

About First Foundation

First Foundation, a financial institution founded in 1990 provides private wealth management, personal banking, and business banking. The Company has offices in California, Nevada, and Hawaii with headquarters in Irvine, California. For more information, please visit www.ff-inc.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements regarding our future credit availability and financial flexibility.  Forward looking statements are based on management’s current expectations as of the date of this news release and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from the statements contained herein.  For additional information concerning risks, uncertainties and other factors that may cause our actual results to differ from those anticipated in the forward-looking statements, and risks to our business in general, please refer to our 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that we filed with the SEC on March 15, 2016, and other documents we file with the SEC from time to time.  We disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2015 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

First Foundation Inc.

John Michel

Chief Financial Officer

949-202-4160

jmichel@ff-inc.com